Exhibit 99.1

Allison Transmission Announces First Quarter 2015 Results

•	Net Sales $504 million, Adjusted Net Income $150 million, Adjusted EBITDA $190 million, Adjusted Free Cash Flow $87 million or $0.47 per Diluted Share

INDIANAPOLIS, April 27, 2015 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the first quarter of $504 million, a 2 percent increase from the same period in 2014. The increase in net sales was principally driven by the continued recovery in the North America On-Highway end market, higher demand in the North America Off-Highway end market and price increases on certain products partially offset by lower demand in other end markets.

Adjusted Net Income, a non-GAAP financial measure, for the quarter was $150 million, compared to Adjusted Net Income of $108 million for the same period in 2014, an increase of $42 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $190 million, or 37.7 percent of net sales, compared to $166 million, or 33.6 percent of net sales, for the same period in 2014. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the first quarter of 2014 was $169 million, or 34.3 percent of net sales. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $87 million, or $0.47 per diluted share, compared to $96 million for the same period in 2014, or $0.52 per diluted share.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Our first quarter 2015 results are within the full year guidance ranges we provided to the market on February 9. Net sales improved on a year-over-year basis for the sixth consecutive quarter led by the continued recovery in the North America On-Highway end market, higher demand in the North America Off-Highway end market and price increases on certain products partially offset by lower demand in other end markets. During the first quarter Allison started to experience the unfavorable impact of lower energy prices in the global Off-Highway and Service Parts, Support Equipment & Other end markets. We continued our prudent and well-defined approach to capital allocation during the first quarter by settling $35 million of share repurchases, paying a dividend of $0.15 per share, repaying $52 million of debt and commencing a refinancing of Allison’s Senior Notes due 2019. Given the increased level of uncertainty and lack of near-term visibility in the global Off-Highway and Service Parts, Support Equipment & Other end markets, we are updating our full year net sales guidance to a decrease in the range of 4 to 8 percent year-over-year, and executing several initiatives to align costs and programs across our business with those challenging end markets demand conditions.”

First Quarter Net Sales by End Market

End Market	Q1 2015 Net Sales ($M)	Q1 2014 Net Sales ($M)	% Variance
North America On-Highway	268	233	15%
North America Hybrid-Propulsion Systems for Transit Bus	18	24	(25%)
North America Off-Highway	22	12	83%
Defense	25	34	(26%)
Outside North America On-Highway	57	64	(11%)
Outside North America Off-Highway	16	21	(24%)
Service Parts, Support Equipment & Other	98	106	(8%)
Total Net Sales	504	494	2%

First Quarter Highlights

North America On-Highway end market net sales were up 15 percent from the same period in 2014 and up 5 percent on a sequential basis principally driven by higher demand for Rugged Duty Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 25 percent from the same period in 2014 principally driven by lower demand due to engine emissions improvements and non-hybrid alternatives that generally require a fully-automatic transmission (e.g. xNG), and flat sequentially.

North America Off-Highway end market net sales were up 83 percent from the same period in 2014 principally driven by higher demand from hydraulic fracturing applications and down 39 percent on a sequential basis principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were down 26 percent from the same period in 2014 and down 34 percent sequentially principally driven by reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts.

Outside North America On-Highway end market net sales were down 11 percent from the same period in 2014 principally driven by weakness in China and down 12 percent on a sequential basis principally driven by lower demand in China and South America.

Outside North America Off-Highway end market net sales were down 24 percent from the same period in 2014 principally driven by lower demand in the mining sector and down 16 percent sequentially principally driven by lower demand in the China energy sector partially offset by higher demand in the mining sector.

Service Parts, Support Equipment & Other end market net sales were down 8 percent from the same period in 2014 principally driven by lower demand for North America service parts and down 13 percent on a sequential basis principally driven by lower demand for North America Off-Highway service parts.

Gross profit for the quarter was $239 million, an increase of 8 percent from $223 million for the same period in 2014. Gross margin for the quarter was 47.5 percent, an increase of 240 basis points from a gross margin of 45.1 percent for the same period in 2014. The increase in gross profit from the same period in 2014 was principally driven by price increases on certain products and increased net sales.

Selling, general and administrative expenses for the quarter were $73 million, a decrease of 12 percent from $83 million for the same period in 2014, principally driven by lower product warranty expense, a warranty expense reduction for the dual power inverter module (“DPIM”) extended coverage program and decreased global commercial spending activities. The DPIM warranty expense reduction is attributable to favorable claims experience with the DPIM replacement introduced in late 2008.

Engineering – research and development expenses for the quarter were $22 million, an increase of $1 million after excluding the 2014 technology-related license expenses of $3 million to expand our position in transmission technologies, from $24 million for the same period in 2014. The increase was principally driven by increased product initiatives spending.

First Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $150 million, compared to $108 million for the same period in 2014, an increase of $42 million. The increase was principally driven by increased Adjusted EBITDA and decreased cash interest expense.

Adjusted EBITDA for the quarter was $190 million, or 37.7 percent of net sales, compared to $166 million, or 33.6 percent of net sales, for the same period in 2014. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the first quarter of 2014 was $169 million, or 34.3 percent of net sales. The increase in Adjusted EBITDA from the same period in 2014 was principally driven by price increases on certain products, increased net sales, lower product warranty expense, $3 million of 2014 technology-related license expenses and decreased global commercial spending activities partially offset by increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $87 million compared to $96 million for the same period in 2014. The decrease was principally driven by decreased net cash provided by operating activities and $3 million of 2014 technology-related license expenses partially offset by decreased capital expenditures and increased excess tax benefit from stock-based compensation.

Full Year 2015 Guidance

Our updated full year 2015 guidance includes a year-over-year net sales decrease in the range of 4 to 8 percent, an Adjusted EBITDA margin in the range of 34.5 to 35.5 percent, an Adjusted Free Cash Flow in the range of $460 to $510 million, capital expenditures in the range of $60 to $70 million, and cash income taxes in the range of $10 to $15 million.

Although we are not providing specific second quarter 2015 guidance, Allison does expect second quarter net sales to be lower than the same period in 2014. The anticipated year-over-year decrease in second quarter net sales is expected to occur due to higher demand in the global On-Highway end markets being more than offset by lower demand in other end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, April 28 to discuss its first quarter 2015 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on April 28 until 11:59 p.m. ET on May 5. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13606433.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2015	2014
Net sales	$503.6	$493.6
Cost of sales	264.4	271.1

Gross profit	239.2	222.5
Selling, general and administrative expenses	73.4	83.2
Engineering—research and development	22.2	24.5
Loss associated with impairment of long-lived assets	1.3	—

Operating income	142.3	114.8
Interest expense, net	(36.9)	(35.1)
Other income (expense), net	2.8	(0.4)

Income before income taxes	108.2	79.3
Income tax expense	(39.8)	(27.2)

Net income	$68.4	$52.1

Basic earnings per share attributable to common stockholders	$0.38	$0.29
Diluted earnings per share attributable to common stockholders	$0.38	$0.28

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$265.1	$263.0
Accounts receivables—net of allowance for doubtful accounts of $0.4 and $0.3, respectively	231.3	207.4
Inventories	160.9	143.5
Deferred income taxes, net	113.0	119.7
Other current assets	25.0	24.4

Total Current Assets	795.3	758.0
Property, plant and equipment, net	495.6	514.6
Intangible assets, net	3,428.7	3,453.0
Deferred income taxes, net	1.3	1.3
Other non-current assets	68.6	77.3

TOTAL ASSETS	$4,789.5	$4,804.2

LIABILITIES
Current Liabilities
Accounts payable	$157.1	$151.7
Current portion of long term debt	17.9	17.9
Other current liabilities	159.2	176.3

Total Current Liabilities	334.2	345.9
Long term debt	2,450.9	2,502.6
Other non-current liabilities	585.4	557.9

TOTAL LIABILITIES	3,370.5	3,406.4
TOTAL STOCKHOLDERS’ EQUITY	1,419.0	1,397.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,789.5	$4,804.2

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2015	2014
Net cash provided by operating activities	$80.1	$98.6
Net cash used for investing activities (a)	(1.2)	(15.1)
Net cash used for financing activities	(85.6)	(105.7)
Effect of exchange rate changes in cash	8.8	(2.6)

Net increase (decrease) in cash and cash equivalents	2.1	(24.8)
Cash and cash equivalents at beginning of period	263.0	184.7

Cash and cash equivalents at end of period	$265.1	$159.9

Supplemental disclosures:
Interest paid	$18.5	$29.4
Income taxes paid	$2.5	$2.1

(a) Additions of long-lived assets	$(1.3)	$(11.1)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2015	2014
Net income	$68.4	$52.1
plus:
Interest expense, net	36.9	35.1
Cash interest expense	(18.5)	(29.4)
Income tax expense	39.8	27.2
Cash income taxes	(2.5)	(2.1)
Amortization of intangible assets	24.3	24.7
Loss associated with impairment of long-lived assets (a)	1.3	—
Public offering expenses (b)	—	0.3

Adjusted net income	$149.7	$107.9
Cash interest expense	18.5	29.4
Cash income taxes	2.5	2.1
Depreciation of property, plant and equipment	21.4	23.3
Unrealized gain on foreign exchange (c)	(2.3)	(0.3)
Dual power inverter module extended coverage (d)	(1.8)	—
Unrealized (gain) loss on commodity hedge contracts (e)	(0.2)	0.1
Loss on repayments of long-term debt (f)	0.2	—
Stock-based compensation expense (g)	2.1	3.3

Adjusted EBITDA	$190.1	$165.8
Adjusted EBITDA excluding technology-related license expenses (h)	$190.1	$169.1

Net sales	$503.6	$493.6
Adjusted EBITDA margin	37.7%	33.6%
Adjusted EBITDA margin excluding technology-related license expenses (h)	37.7%	34.3%
Net Cash Provided by Operating Activities	$80.1	$98.6
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(1.3)	(11.1)
Excess tax benefit from stock-based compensation (i)	7.8	5.0
Technology-related license expenses (h)	—	3.3

Adjusted Free Cash Flow	$86.6	$95.8

(a)	Represents a charge associated with the impairment of long-lived assets related to the production of the H3000 and H4000 hybrid-propulsion systems.
(b)	Represents fees and expenses (recorded in Other income (expense), net) related to our secondary offering in February 2014.
(c)	Represents gains (recorded in Other income (expense), net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents an adjustment (recorded in Selling, general and administrative expenses) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(e)	Represents unrealized (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our commodity hedge contracts.
(f)	Represents losses (recorded in Other income (expense), net) realized on the repayments of Allison Transmission, Inc.‘s, our wholly owned subsidiary, long-term debt.
(g)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(h)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.
(i)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.